================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    ---------

                                    Form 8-K

                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

                                  ------------

          Date of Report (Date of earliest event reported) May 22, 1997

                                   CULP, INC.

             (Exact name of registrant as specified in its charter)


          North Carolina                0-12781                56-1001967
(State or other jurisdiction    (Commission File No.)        (IRS Employer
      of incorporation)                                   Identification No.)



                              101 South Main Street
                        High Point, North Carolina 27260
                    (Address of principal executive offices)
                                 (910) 889-5161
              (Registrant's telephone number, including area code)




               ------------------------------------------------
          (Former name or former address, if changed since last report)

================================================================================

FOR IMMEDIATE RELEASE


             CULP REPORTS RECORD SALES AND EARNINGS FOR FISCAL 1997

                  EARNINGS INCREASE FOR EIGHTH CONSECUTIVE YEAR


HIGH POINT, North Carolina (May 22, 1997) Culp, Inc. (NYSE:CFI) today reported higher sales and earnings for the fourth quarter and fiscal year ended April 27, 1997.

Net sales for the quarter increased 3% to $105.7 million compared with $102.2 million a year ago. Net income for the quarter rose 20% to $4.8 million, or $0.39 per share, compared with $4.1 million, or $0.36 per share, in the fourth quarter of fiscal 1996.

For the 1997 fiscal year, net sales totaled $398.9 million, up 13% from $351.7 million in fiscal 1996. Net income for the year rose 25% to $13.8 million, or $1.18 per share, up from $11.0 million, or $0.98 per share, in fiscal 1996.

"Fiscal 1997 marked the eighth consecutive year in which Culp has attained higher net income," said Robert G. Culp, III, chief executive officer. "Each quarter during the year included record sales and earnings compared with the respective year-earlier periods. The fourth quarter by itself represented the 18th consecutive quarter of record earnings. We are particularly pleased that the gains in both net sales and net income for the year reflect internal growth in our existing business units."

Culp continued, "Business within the United States did slow during our second half, but we still achieved an 8% gain in sales to U.S.-based accounts for the year. International shipments provided a major impetus to our growth by increasing 31% to $101.6 million and accounting for 25% of net sales, up from 22% in fiscal 1996. The pattern of increased sales to customers outside the United States has markedly accelerated our progress and enabled us to achieve a stronger competitive position on a worldwide basis. Only a few years ago, our shipments outside the United States were largely confined to the nearby North American markets of Canada and Mexico. Customers there now represent less than one-third of Culp's shipments outside the United States. Europe has become our largest international market for fabrics, and we now ship considerable volume to distributors in the Middle East, Asia and the Far East.

"As our worldwide stature has risen in recent years, we have increasingly identified the importance of the design of new patterns and textures. To deliver value, our fabrics must enhance the retail appeal of customers' products. We have responded to this need with the addition of experienced personnel and the investment in new computer-aided design systems. We have also emphasized the importance of cooperating at all corporate levels to ensure that design is not just expressed but delivered. A tangible expression of this commitment is the new Howard L. Dunn Design Center which is planned for completion later this fiscal year. The center will consolidate most of our design resources, thereby providing an exceptional environment for creativity and imagination."

Culp is the world's largest manufacturer and marketer of upholstery fabrics for furniture and is a leading producer of mattress ticking for bedding. The
Company's fabrics are used principally in the production of residential and commercial furniture and bedding products.


                                              CULP, INC.
                                    Condensed Financial Highlights

                                                Three Months Ended
                                        April 27,                April 28,
                                          1997                     1996
                                          ----                     ----

Net sales                          $      105,678,000        $     102,162,000
Net income                                  4,840,000                4,050,000
                                   ------------------        -----------------
Earnings per share                 $             0.39        $            0.36
                                   ------------------        -----------------

                                              Fiscal Year Ended
                                              -----------------
                                        April 27,                 April 28,
                                          1997                      1996
                                          ----                      ----

Net sales                          $      398,879,000        $     351,667,000
Net income                                 13,770,000               10,980,000
                                    -----------------        -----------------
Earnings per share                 $             1.18        $            0.98
                                    -----------------        -----------------

                                                       -END-





                                                         -2-

Item 5. Other Events

See Press Release (attached) dated May 22, 1997 related to fourth quarter and year-end earnings for the period ended April 27, 1997.

See Financial Information Release (attached).

Forward Looking Information. The discussion in this Form 8-K may contain statements that could be deemed forward-looking statements, which are inherently subject to risks and uncertainties. Factors that could influence the matters discussed include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could adversely affect the company.





                                          SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           CULP, INC.
                                          (Registrant)


                            By:       Franklin N. Saxon
                                      Senior Vice President and
                                      Chief Financial Officer


                            By:       Stephen T. Hancock
                                      Stephen T. Hancock
                                      General Accounting Manager




Dated:  May 22, 1997

                                                                 (Page 1 of 11)

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                         CONSOLIDATED INCOME STATEMENTS
 FOR THE THREE MONTHS AND TWELVE MONTHS ENDED APRIL 27, 1997 AND APRIL 28, 1996

               (Amounts in Thousands, Except for Per Share Data)

                         THREE MONTHS ENDED (UNAUDITED)

                                      Amounts                  Percent of Sales
                                                               ----------------
                               April 27, April 28,    % Over
                                  1997      1996      (Under)   1997     1996
                               ---------  --------    -------  -------  -------

Net sales                    $   105,678   102,162      3.4 %   100.0 %  100.0 %
Cost of sales                     85,386    82,957      2.9 %    80.8 %   81.2 %
     Gross profit                 20,292    19,205      5.7 %    19.2 %   18.8 %

Selling, general and
  administrative expenses         11,730    11,300      3.8 %    11.1 %   11.1 %
     Income from operations        8,562     7,905      8.3 %     8.1 %    7.7 %

Interest expense                   1,019     1,352    (24.6)%     1.0 %    1.3 %
Interest income                      (90)      (92)      ** %    (0.1)%   (0.1)%
Other expense (income), net          404       365     10.7 %     0.4 %    0.4 %
     Income before income taxes    7,229     6,280     15.1 %     6.8 %    6.1 %

Income taxes  *                    2,389     2,230      7.1 %    33.0 %   35.5 %
     Net income              $     4,840     4,050     19.5 %     4.6 %    4.0 %

Average shares outstanding        12,546    11,284     11.2 %
Net income per share               $0.39     $0.36      8.3 %
Dividends per share              $0.0325   $0.0275     18.2 %



                            TWELVE MONTHS ENDED

                                     Amounts                    Percent of Sales
                                     -------                    ----------------
                               April 27,  April 28,   % Over
                                  1997      1996      (Under)     1997     1996
                               ---------  --------    -------   -------  -------

Net sales                    $   398,879   351,667     13.4 %   100.0 %  100.0 %
Cost of sales                    326,394   289,129     12.9 %    81.8 %   82.2 %
     Gross profit                 72,485    62,538     15.9 %    18.2 %   17.8 %

Selling, general and
  administrative expenses         45,058    39,068     15.3 %    11.3 %   11.1 %
     Income from operations       27,427    23,470     16.9 %     6.9 %    6.7 %

Interest expense                   4,671     5,316    (12.1)%     1.2 %    1.5 %
Interest income                     (280)      (92)      ** %    (0.1)%   (0.0)%
Other expense (income), net        1,521       956     59.1 %     0.4 %    0.3 %
     Income before income taxes   21,515    17,290     24.4 %     5.4 %    4.9 %

Income taxes  *                    7,745     6,310     22.7 %    36.0 %   36.5 %
     Net income              $    13,770    10,980     25.4 %     3.5 %    3.1 %

Average shares outstanding        11,624    11,234      3.5 %
Net income per share               $1.18     $0.98     20.4 %
Dividends per share              $0.1300   $0.1100     18.2 %

 * Percent of sales column is calculated as a % of income before income taxes.
** Measurement is not meaningful.

                                                                 (Page 2 of 11)

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                          CONSOLIDATED BALANCE SHEETS
                        APRIL 27,1997 AND APRIL 28, 1996

                             (Amounts in Thousands)

                                           Amounts                  Increase
                                          April 27,   April 28,    (Decrease)
                                            1997        1996    Dollars  Percent
                                         ---------   ---------  -------  -------

Current assets
   Cash and cash investments            $      830       498       332    66.7 %
   Accounts receivable                      56,691    52,038     4,653     8.9 %
   Inventories                              53,463    47,395     6,068    12.8 %
   Other current assets                      5,450     4,191     1,259    30.0 %
                                           -------   -------    ------    ----
           Total current assets            116,434   104,122    12,312    11.8 %

Restricted investments                      11,018     5,250     5,768   109.9 %
Property, plant & equipment, net            91,231    76,961    14,270    18.5 %
Goodwill                                    22,262    22,871      (609)   (2.7)%
Other assets                                 3,007     2,440       567    23.2 %
                                           -------    ------    ------    ----

           Total assets                 $ 243,952    211,644    32,308    15.3 %
                                         ========    =======    ======    ====



Current Liabilities
   Current maturities of long-term debt $     100      7,100    (7,000)  (98.6)%
   Accounts payable                        29,903     27,308     2,595     9.5 %
   Accrued expenses                        15,074     12,564     2,510    20.0 %
   Income taxes payable                     1,580        197     1,383   702.0 %
                                           ------     ------     -----   -----
           Total current liabilities       46,657     47,169      (512)   (1.1)%

Long-term debt                             76,541     74,941     1,600     2.1 %

Deferred income taxes                       9,965      8,088     1,877    23.2 %
                                           ------      -----     -----    ----
           Total liabilities              133,163    130,198     2,965     2.3 %

Shareholders' equity                      110,789     81,446    29,343    36.0 %
                                          -------     ------    ------    ----

           Total liabilities and
           shareholders' equity         $ 243,952    211,644    32,308    15.3 %
                                          =======    =======    ======    ====

Shares outstanding                         12,609     11,290     1,319    11.7 %
                                          -------     ------     -----    ----


                                                                 (Page 3 of 11)

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR            THE YEARS  ENDED  APRIL 27, 1997 AND APRIL 28, 1996
                             (Amounts in Thousands)


                                                           TWELVE MONTHS ENDED
                                                           -------------------
                                                                 Amounts
                                                           April 27,  April 28,
                                                             1997       1996
                                                           ---------  ---------
Cash flows from operating activities:
  Net income                                           $      13,770     10,980
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                                            12,688     12,348
      Amortization of intangible assets                          810        748
      Provision for deferred income taxes                        966      2,210
      Changes in assets and liabilities:
        Accounts receivable                                   (4,653)    (7,786)
        Inventories                                           (6,068)    (1,624)
        Other current assets                                    (348)      (537)
        Other assets                                            (205)      (103)
        Accounts payable                                       2,586     (1,077)
        Accrued expenses                                       2,510      1,032
        Income taxes payable                                   1,383       (464)
                                                              ------     ------
          Net cash provided by operating activities           23,439     15,727
                                                              ------     ------
Cash flows from investing activities:
  Capital expenditures                                       (26,958)   (14,385)
  Purchases of restricted investments                         (9,770)    (6,019)
  Purchase of investments to fund deferred compensation
    liability                                                   (563)    (1,286)
  Sale of restricted investments                               4,002      1,564
                                                             -------    -------
          Net cash used in investing activities              (33,289)   (20,126)
                                                             -------    -------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt                    54,500     19,854
  Principal payments on long-term debt                       (59,900)   (11,555)
  Change in accounts payable-capital expenditures                  9     (3,865)
  Dividends paid                                              (1,513)    (1,236)
  Proceeds from common stock issued                           17,086        306
                                                             -------     ------
          Net cash provided by financing activities           10,182      3,504
                                                             -------     ------

Increase (decrease) in cash and cash investments                 332       (895)

Cash and cash investments at beginning of period                 498      1,393
                                                              ------      -----

Cash and cash investments at end of period             $         830        498

                                                              ======      =====

                                                                 (Page 4 of 11)

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                 APRIL 27, 1997


                                            FISCAL 96                        FISCAL 97
                                          -----------       ------------------------------------------
                                               Q4              Q1          Q2          Q3          Q4       LTM
                                              ----            ----        ----        ----        ----      ---
INVENTORIES
     Inventory turns                           6.8           6.0         6.6         6.2         6.6

RECEIVABLES
     Days sales in receivables                   46           43          45          47          49
     Percent current & less than 30
       days past due                          99.0%        99.3%       99.9%       99.8%       99.1%

WORKING CAPITAL
     Current ratio                             2.2          2.2         2.1         2.4         2.5
     Working capital turnover                  5.3          5.4         5.4         5.3         5.3
     Working capital                       $56,953      $53,635     $57,230     $60,689     $69,777
     Working capital as a % of sales (4)      13.9%        14.8%       13.6%       15.6%       16.5%

PROPERTY, PLANT & EQUIPMENT
     Depreciation rate                         8.3%         8.3%        8.1%        7.5%        7.5%
     Percent property, plant &
       equipment are depreciated              47.7%        48.2%       48.6%       47.9%       47.4%
     Capital expenditures                  $14,385 (1    $4,475      $5,201      $8,949      $8,333

PROFITABILITY
     Net profit margin                         4.0%         2.4%        3.5%        3.1%        4.6%        3.5%
     Gross profit margin                      18.8%        17.6%       18.2%       17.6%       19.2%       18.2%
     Operating income margin                   7.7%         5.6%        7.1%        6.6%        8.1%        6.9%
     SG & A expenses/net sales                11.1%        12.0%       11.1%       11.0%       11.1%       11.3%
     Return on average total capital          11.2%         5.7%        9.3%        7.5%       11.7%        8.4%
     Return on average equity                 22.7%        10.7%       17.4%       14.1%       20.9%       15.2%
     Earnings per share                      $0.36        $0.20       $0.33       $0.27       $0.39       $1.18

LEVERAGE (3)
     Total liabilities/equity                153.4%       149.9%      152.8%      154.8%      120.2%
     Funded debt/equity                       94.3%        87.3%       85.9%       90.0%       59.2%
     Funded debt/capital employed             48.5%        46.6%       46.2%       47.4%       37.2%
     Funded debt                           $76,791      $72,772     $74,612     $80,588     $65,623
     Funded debt/EBITDA (LTM)                 2.16         1.98        1.97        2.09         1.67
     EBITDA/Interest expense, net (LTM)                                                                      9.0

OTHER
     Book value per share                    $7.21        $7.37       $7.66       $7.89       $8.79
     Employees at quarter end                2,966        3,020       3,098       3,143       3,146
     Sales per employee (annualized)      $140,000     $120,000    $138,000    $125,000    $134,000
     Capital employed (3)                 $158,237     $156,128    $161,447    $170,166    $176,412
     Effective income tax rate                35.5%        37.5%       37.5%       37.5%       33.0%
     EBITDA (2)                            $10,814       $8,003     $10,540      $9,279     $11,582     $39,404
     EBITDA/net sales                         10.6%         8.8%       10.0%        9.5%       11.0%        9.9%

  (1) Expenditures for entire year
  (2) Earnings before interest, income taxes, and depreciation & amortization.
  (3) Total liabilities, long-term debt, funded debt and capital employed are all net of restricted investments. (4) Working capital for this calculation is accounts receivable, inventories and accounts payable.
  (5) LTM represents "Latest Twelve Months"


                                                                 (Page 5 of 11)


                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     SALES BY PRODUCT CATEGORY/BUSINESS UNIT
   FOR THREE MONTHS AND TWELVE MONTHS ENDED APRIL 27, 1997 AND APRIL 28, 1996


                             (Amounts in thousands)

                                        THREE MONTHS ENDED (UNAUDIITED)
                            ----------------------------------------------------
                                  Amounts                 Percent of Total Sales
                            -------------------           ----------------------
                            April 27   April 28,  % Over
Product Category/Business    1997       1996     (Under)      1997       1996
----- -------------------   --------   --------  -------      ----       ----
Upholstery Fabrics
    Culp Textures          $ 23,027     23,400     (1.6)%     21.8 %     22.9 %
    Rossville/Chromatex      20,672     22,318     (7.4)%     19.6 %     21.8 %
                             ------     ------     ----       ----       ----
                             43,699     45,718     (4.4)%     41.4 %     44.8 %

    Velvets/Prints           40,980     38,261      7.1 %     38.8 %     37.5 %
                             ------     ------     ----       ----       ----
                             84,679     83,979      0.8 %     80.1 %     82.2 %

    Culp Home Fashions       20,999     18,183     15.5 %     19.9 %     17.8 %
                             ------     ------     ----       ----       ----

                         * $105,678    102,162      3.4 %    100.0%     100.0 %
                           ========    =======     ====      =====      =====


                                           TWELVE MONTHS ENDED
                            ----------------------------------------------------
                                Amounts                   Percent of Total Sales
                            -------------------           ----------------------
                            April 27   April 28.  %Over
Product Category/Business   1997       1996      (Under)     1997       1996
-------------------------   --------   --------  -------     ----       ----
Upholstery Fabrics
    Culp Textures          $ 88,218     84,384     4.5 %     22.1 %    24.0 %
    Rossville/Chromatex      79,512     74,203     7.2 %     19.9 %    21.1 %
                             ------     ------    ----      -----     -----
                            167,730    158,587     5.8 %     42.1 %    45.1 %

    Velvets/Prints          156,467    125,701    24.5 %     39.2 %    35.7 %
                            -------    -------    ----      -----     -----
                            324,197    284,288    14.0 %     81.3 %    80.8 %

    Culp Home Fashions       74,682     67,379    10.8 %     18.7 %    19.2 %
                            -------    --------    ----      -----     -----

                           $398,879    351,667    13.4 %    100.0%    100.0 %
                           ========    =======    ====      =====     =====



*U.S. sales were $76,517 and $78,137 for the three months of fiscal 1997 and fiscal 1996, respectively; and $297,308 and $274,270 for the twelve months of fiscal 1997 and fiscal 1996, respectively. The percentage decrease in U.S. sales was 2.0% for the three months and an increase of 8.4% for the twelve months.

                                                                 (Page 6 of 11)

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     INTERNATIONAL SALES BY GEOGRAPHIC AREA
   FOR THREE MONTHS AND TWELVE MONTHS ENDED APRIL 27, 1997 AND APRIL 28, 1996


                             (Amounts in thousands)

                                      THREE MONTHS ENDED (UNAUDITED)
                               -------------------------------------------------
                                     Amounts              Percent of Total Sales
                               -------------------        ----------------------
                               April 27,  April 28,  %Over
    Geographic Area              1997       1996    (Under)     1997     1996
-----------------------------  ---------  --------- -------     ----     ----

North America (Excluding USA)$   6,924     6,421     7.8 %      23.7 %   26.7 %
Europe                           7,672     5,774    32.9 %      26.3 %   24.0 %
Middle East                      9,769     5,997    62.9 %      33.5 %   25.0 %
Far East & Asia                  3,753     4,114    (8.8)%      12.9 %   17.1 %
South America                      140       621    (77.4%       0.5 %    2.6 %
All other areas                    903     1,098    (17.7%       3.1 %    4.6 %
                                ------     -----    -----      -----     -----

                             $  29,161    24,025     21.4 %    100.0 %   100.0%
                               =======    ======     ====      =====     =====


                                       TWELVE MONTHS ENDED (UNAUDITED)
                                 -----------------------------------------------
                                 Amounts                  Percent of Total Sales
                                 -------                  ----------------------
                               April 27, April 28,  %Over
    Geographic Area              1997      1996    (Under)     1997     1996
-----------------------------  --------- --------- -------     ----     ----
North America (Excluding USA)$  27,479    23,528    16.8 %     27.1 %   30.4 %
Europe                          25,245    18,927    33.4 %     24.9 %   24.5 %
Middle East                     23,505    15,609    50.6 %     23.1 %   20.2 %
Far East & Asia                 19,646    12,124    62.0 %     19.3 %   15.7 %
South America                    2,604     2,753    (5.4)%      2.6 %    3.6 %
All other areas                  3,092     4,456    (30.6%      3.0 %    5.8 %
                               -------    ------    -----     -----     ----

                             $ 101,571    77,397    31.2 %    100.0 %   100.0%
                               =======    ======    ====      =====     =====




International sales, and the percentage of total sales, for each of the last seven fiscal years follows: fiscal 1991-$ 20,295 (12%); fiscal 1992-$ 34,094 (18%); fiscal 1993-$ 40,729 (20%); fiscal 1994-$ 44,038 (18%); fiscal 1995-
$57,971 (19%); fiscal 1996-$ 77,397 (22%); and fiscal 1997-$ 101,571 (25%).

Certain amounts for fiscal year 1996 have been reclassified to conform with the fiscal year 1997 presentation.


        Culp, Inc.
SALES BY BUSINESS UNIT - TREND ANALYSIS
   1995 vs 1996 vs 1997

  (Amounts in thousands)

                                       Fiscal 1995                                        Fiscal 1996
                             ----------------------------------------       -------------------------------------------------
                               Q1       Q2       Q3      Q4     TOTAL          Q1      Q2          Q3        Q4        TOTAL
                             ------   ------   ------  ------   -----       -----     ------     ------    ------      ------
Product Category/Business Unit
------------------------------
Upholstery Fabrics
    Culp Textures            19,613   22,834   20,940  21,738   85,125      17,584    22,715     20,685    23,400      84,384
    Rossville/Chromatex      15,140   15,758   16,397  16,476   63,765      15,358    17,960     18,567    22,318      74,203
                             ------   ------   ------  ------   ------      ------    ------     ------    ------      ------
                             34,753   38,592   37,337  38,208  148,890      32,942    40,675     39,252    45,718     158,587

    Velvets/Prints           20,644   26,439   28,307  31,413  106,803      23,523    32,081     31,836    38,261     125,701
                             55,397   65,031   65,644  69,621  255,693      56,465    72,756     71,088    83,979     284,288

Mattress Ticking
    Culp Home Fashions       10,952   13,414   12,147  15,820   52,333      15,892    17,916     15,388    18,183      67,379
                             ------   ------   ------  ------   ------      ------    ------     ------    ------      ------

                             66,349   78,445   77,791  85,441  308,026      72,357    90,672     86,476   102,162     351,667
                             ======   ======   ======  ======  =======      ======    ======     ======   =======     =======


                                                   Percent    increase(decrease)from prior year:
                                                   -------------------------------------------
Product Category/Business Units
-------------------------------
Upholstery Fabrics
    Culp Textures              12.4     13.8      6.4   2.9    8.7       (10.3)        (0.5)      (1.2)      7.6        (0.9)
    Rossville/Chromatex       100.0    100.0     14.4  (1.5) 105.4         1.4         14.0       13.2      35.5        16.4
                              -----    -----     ----  ----  -----         ---         ----       ----      ----        ----
                               99.2     92.3      9.8   1.0   36.1        (5.2)         5.4        5.1      19.7         6.5

    Velvets/Prints             (1.2)     7.8     19.4  12.5   10.1        13.9         21.3       12.5      21.8        17.7
                               ----      ---     ----  ----   ----        ----         ----       ----      ----        ----
                               44.5     45.8     13.7   5.9   23.9         1.9         11.9        8.3      20.6        11.2

Mattress Ticking
    Culp Home Fashions         32.7     42.8     27.4  37.9   35.4        45.1         33.6       26.7      14.9        28.8
                               ----     ----     ----  ----   ----        ----         ----       ----      ----        ----

                               42.4     45.3     15.7  10.6   25.7         9.1         15.6       11.2      19.6        14.2
                               ====     ====     ====  ====   ====         ===         ====       ====      ====        ====

   Overall Growth Rate
   -------------------

Internal (without acquistions)  9.9     16.1     15.7   8.8   12.5         6.4         13.0        8.7      19.6        12.3
External                       32.5     29.2      -     1.8   13.2         2.7          2.6        2.5                   1.9
                               ----     ----     ----   ---   ----         ---          ---        ---                   ---
                               42.4     45.3     15.7  10.6   25.7         9.1         15.6       11.2      19.6        14.2
                               ====     ====     ====  ====   ====         ===         ====       ====      ====        ====

                                                            -MORE-

                                   Culp, Inc.
              SALES BY BUSINESS UNIT - TREND ANALYSIS (CONTINUED)
                              1995 vs 1996 vs 1997

                             (Amounts in thousands)

                                                       Fiscal 1997
                                                       -----------
                                      Q1          Q2           Q3            Q4           TOTAL
                                     -----      ------        ------        ------       -------
Product Category/Business Unit
    Upholstery Fabrics
    Culp Textures                   20,801      24,001        20,389        23,027         88,218
    Rossville/Chromatex             18,165      21,722        18,953        20,672         79,512
                                    38,966      45,723        39,342        43,699        167,730

    Velvets/Prints                  34,867      40,233        40,387        40,980        156,467
                                    73,833      85,956        79,729        84,679        324,197

Mattress Ticking
    Culp Home Fashions              16,696      19,248        17,739        20,999         74,682

                                    90,529     105,204        97,468       105,678        398,879


Percent increase(decrease) fro
Product Category/Business Unit

Upholstery Fabrics
    Culp Textures                  18.3         5.7          (1.4)         (1.6)           4.5
    Rossville/Chromatex            18.3        20.9           2.1          (7.4)           7.2
                                   18.3        12.4           0.2          (4.4)           5.8

    Velvets/Prints                 48.2        25.4          26.9           7.1           24.5
                                   30.8        18.1          12.2           0.8           14.0

Mattress Ticking
    Culp Home Fashions              5.1         7.4          15.3          15.5           10.8

                                   25.1        16.0          12.7           3.4           13.4

   Overall Growth Rate

Internal (without acquistions)     25.1        16.0          12.7           3.4           13.4
External
                                   25.1        16.0          12.7           3.4           13.4


                                                                 (Page 8 of 11)


                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
 for the three and twelve month periods ended April 27, 1997 and April 28, 1996

INCOME STATEMENT COMMENTS

GENERAL - Net sales increased 3.4% to $105.7 million and net income increased 19.5% to $4.8 million for the fourth quarter, as compared with the fourth quarter of last year. This performance marks the eighteenth consecutive quarter of record earnings and the sixteenth consecutive quarter of record sales (based on comparable year-earlier periods). The company's net profit margin increased to 4.6% from 4.0% for the quarter. For the twelve months, sales increased 13.4% to $398.9 million and net income increased 25.4% to $13.8 million. The company's net profit margin increased to 3.5% from 3.1% for the twelve months. Also, the company achieved a return on average shareholder's equity of 15.2% for the latest twelve months. For the last five years, the company has achieved a compound annual growth rate in net income and net sales of 36% and 16% respectively.

The company attributes this consistent record to several key competitive strengths:

Diverse Global Customer Base - penetrating  other end-use markets in addition to
U. S. residential furniture, such as bedding, international, commercial furniture and juvenile furniture; sales to these other markets accounted for approximately 50% of net sales during the fourth quarter; additionally, no one customer accounted for more than 7% of sales during fiscal 1997;

Design Innovation - investing in the creative aspect of our business - the company has significantly increased the resources (both designers and computer-aided design (CAD) systems) dedicated to the design and product development areas in each business unit; the company's in-house design staff now includes over 50 people. Additionally, the company is building a state-of-the-art design center in Burlington, North Carolina that will bring together most of its design resources in one location;

Vertical  Integration  -  realizing  additional  manufacturing   integration  by
producing internally various raw material components that are used in the manufacture of its products; and

Ability  to  Integrate   Acquisitions   -  investing  in  selective,   accretive
acquisitions in businesses which we know and understand and that strengthen existing marketing positions.

NET SALES - Compared with the fourth quarter of last year, upholstery fabric sales increased 0.8% to $84.7 million and mattress ticking sales increased 15.5% to $21.0 million for the quarter (See Sales by Business Unit schedule on Page 5 and Sales by Business Unit - Trend Analysis on Page 7). The growth in upholstery fabric sales for the fourth quarter reflects the following changes:
Velvets/Prints - up 7.1%; Rossville/Chromatex - down 7.4%; and Culp Textures down 1.6%. Within the Velvets/Prints business unit, sales of the company's wet printed flock product line increased 59.8% versus the fourth quarter of last year. Sales of printed jacquards increased 31.3% versus the same quarter of last year. The company's sales to U.S. customers declined in the fourth quarter by
2.0 % and increased for the full year by 8.4%.

International sales were up 21.4% for the quarter and 31.2% for the year, with strength in all major regions. (See International Sales by Geographic Area schedule on page 6.) All business units reported gains in international sales for the year and all business units except Rossville/Chromatex reported gains in international sales for the quarter. The company has shipped products to over 50 countries during fiscal 1997. We are encouraged by the geographical balance of our international customer base. The vast majority of international sales are denominated in U.S. dollars.

                                                                 (Page 9 of 11)

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
 for the three and twelve month periods ended April 27, 1997 and April 28, 1996


GROSS PROFIT - Gross profit increased of 5.7% for the quarter and 15.9% for the year versus the same periods of last year. The full year gain reflects significant increases for the Velvets/Prints and Culp Home Fashions business units, and slight increases for Rossville/Chromatex and Culp Textures. The fourth quarter results reflect a very strong gain in Culp Home Fashions and moderately lower results in the three upholstery fabric business units The overall gross profit margin increased to 19.2% for the quarter from 18.8% in the same quarter of last year.

S,G&A EXPENSES - S,G&A expenses were flat as a percentage of sales at 11.1% for the fourth quarter and increased slightly to 11.3 % for the year from 11.1 % for the prior year. The increase in absolute dollars is principally due to higher sales commissions related to international sales and investments in additional design resources.

INTEREST EXPENSE - The decrease for the quarter of 24.6% is primarily due to lower average borrowings outstanding , which resulted from the company's secondary stock offering that was completed early in the fourth quarter of this year. . INTEREST INCOME - Interest income is at the same level as last year's fourth quarter.

OTHER EXPENSE (INCOME), NET - In the fourth quarter, other expense (income) increased to $404,000 from $365,000 in the same quarter of last year.

INCOME TAXES - The effective tax rate for the year was 36.0% compared with 36.5% for fiscal 1996, due to the lower tax rate related to Canadian income and tax benefits related to international sales.

EBITDA - EBITDA for the quarter increased 7.1% from last year's fourth quarter to $11.6 million, and represented 11.0% of net sales compared with 10.6% of net sales last year. For the year, EBITDA increased 10.7% from last year to $39.4 million, and represented 9.9% of net sales versus 10.1% last year.


BALANCE SHEET COMMENTS


WORKING CAPITAL - Accounts receivable increased 8.9% from April 1996, while sales increased 3.4% for the fourth quarter. Day's sales outstanding represented 49 days, up from 46 at April 1996. Accounts receivable increased at a faster rate than sales because of the increasing mix of international sales, which carry longer payment terms than U.S. sales. The aging of accounts receivable at April 1997 was 99.1% current and less than 30 days past due. Inventories increased 12.8% from April 1996 and inventory turns were 6.6 versus 6.8 for last year's fourth quarter.

                                                                (Page 10 of 11)



                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
 for the three and twelve month periods ended April 27, 1997 and April 28, 1996


PROPERTY, PLANT AND EQUIPMENT - The company has maintained a significant program of capital expenditures designed to expand capacity to support sales growth, increase vertical integration to lower product costs and control more of its supply of raw materials, and enhance manufacturing efficiencies through modernization. For fiscal 1997, the company's capital spending was $27.0 million. Major projects include the following:

Expansion Projects - ($11.0 million or 40 % of the total)

          a) printing expansion for the wet printed flock product line in the Velvets/Prints business unit; this project includes the purchase of a facility in Lumberton, North Carolina and the installation of new printing and finishing equipment ($8.9 million is the total project, of which $ 6.0 was spent in fiscal 1997).

          b) Weaving expansions for the dobby and jacquard product lines in the Rossville/ Chromatex business unit ($2.3 million); and

          c) other projects ($2.7 million)

Vertical Integration - ($ 13.0 million or 48 % of the total)

          a) weaving expansion for jacquard greige goods (narrow and wide-width) at the company's Rayonese facility in Canada, which is part of Culp Home Fashions business unit ($5.1 million);

          b) installation of the company's first flock coating line, which will produce the unprinted flocked greige goods for the wet printed flock product line ($4.0 million);

          c) expansion of yarn extrusion capacity; during the third quarter, the company began an $8.0 million project to approximately double its polypropylene yarn extrusion capacity over the next two years. About 20% of the capacity is expected to be operational by June 1997, another 40% throughout fiscal 1998, and the balance in early fiscal 1999 ($1.7 million in fiscal 1997; $3.2 million in fiscal 1998; and $3.1 million in fiscal 1999);

          d) various  other projects ($2.2 million).

Modernization ($3.0 million or 12% of the total)

The company is currently planning capital spending of approximately $30 million during fiscal 1998, which includes about $ 8.7 million for expansion projects (29%); $12.7 million for vertical integration projects (42 %); and $8.6 million for modernization projects (29%). The key vertical integration projects include the yarn extrusion expansion, a second flock coating line and additional weaving capacity for jacquard greige goods at Rayonese.

Depreciation  expense  for  fiscal  1998 is  estimated  at  approximately  $15.6 million.

                                                                 (Page 11 of 11)



                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
 for the three and twelve month periods ended April 27, 1997 and April 28, 1996



LONG-TERM DEBT - The company's funded debt-to-capital ratio was 37.2% at April 27, 1997, down from 48.5% at April 1996. Funded debt was $65.6 million at April 27, 1997, compared with $76.8 million last year end . (Funded debt equals long-term debt, including current maturities, less restricted investments, which represent unspent IRB funds).

During the fourth quarter, the company completed the refinancing of its $65 million term loan and revolving line of credit with a syndicated, five-year $125 million unsecured, multi-currency credit facility. Terms of the new facility include reduced interest costs, less restrictive financial convenants and significant additional borrowing capacity.

SECONDARY STOCK OFFERING - On February 4, 1997, the company completed the sale of 1,200,000 shares of newly issued common stock, and 640,000 shares of common stock from certain non-management shareholders for $15.00 per share. Proceeds from the offering, net of underwriter's commission and company issuance expenses, were approximately $16.3 million. The key reasons for the offering were to fund the company's growth initiatives, reduce long term debt, provide the financial basis for possible acquisitions, and to a lesser extent, enhance trading liquidity of its common stock by increasing the "float".


PHILLIPS ACQUISITION -- On May 1, 1997, the company announced that it has signed a Letter of Intent to acquire the business and certain assets relating to the upholstery fabric business operating as Philips Weaving Mills, Phillips Velvets Mills, Phillips Printing and Phillips Mills. Closing of the transaction, which is subject to completion of a definitive asset purchase agreement and certain other conditions , is set forth in the Letter of Intent. The proposed transaction is disclosed in more detail in the company's Form 8-K filing, dated May 1, 1997.